UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 1, 2008

AMGEN INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2008, Amgen Inc. (“Amgen”) entered into the following agreements with Takeda Pharmaceutical Company Limited (“Takeda”): a multi-product License Agreement with respect to Japan (the “Japan License Agreement”), a License Agreement for motesanib diphosphate (the “Global License Agreement”), a Supply Agreement, and a Sale and Purchase Agreement (the “Purchase Agreement”).

Under the terms of the Japan License Agreement, Amgen has granted Takeda an exclusive license to develop and commercialize in Japan certain of Amgen’s proprietary molecules in the same indications as currently being pursued by Amgen, with the potential for additional indications. The molecules under the Japan License Agreement include the following: AMG 108, AMG 317, AMG 386, AMG 479, AMG 655 and VectibixTM (panitumumab), and six other molecules in clinical development, including one that may be included at Amgen’s option (collectively, the “Products”).

In respect of the Japan License Agreement, Takeda will pay to Amgen an upfront payment of $200 million and success-based development and regulatory approval milestone payments of up to $362 million. Takeda will also pay up to $340 million in expected worldwide development costs for the Products for 2008 through 2012, and a percentage of certain development costs for the Products thereafter. Takeda will be solely responsible for all development and commercialization costs of the Products in Japan. Takeda will pay Amgen double digit royalties on sales of the Products in Japan. Amgen has the right to participate in the promotion of the Products in Japan.

Under the terms of the Global License Agreement, Amgen and Takeda have agreed to collaborate on the development and commercialization of motesanib diphosphate worldwide. The parties will share responsibility for the development of motesanib diphosphate outside Japan, and Takeda shall be responsible for development in Japan. Amgen shall be responsible for commercialization of motesanib diphosphate in North America and Takeda shall be responsible for commercialization outside North America. Each party has the right to participate in the commercialization of motesanib diphosphate in the other party’s territory.

With respect to the Global License Agreement, Takeda will pay to Amgen an upfront payment of $100 million and success-based regulatory approval and sales milestone payments of up to $175 million for the first two indications. Additional regulatory approval and sales milestone payments shall be due for each subsequent indication. Takeda will pay 60% of future worldwide development costs (excluding Japan, for which Takeda shall bear 100% of such costs), and the parties will share equally all other costs and all profits of motesanib diphosphate outside Japan. Takeda will pay to Amgen double digit royalties on sales of motesanib diphosphate in Japan.

Amgen shall be responsible for the manufacture and supply of the Products and motesanib diphosphate to Takeda pursuant to the terms of the license agreements and a separate supply agreement.

Each of the Japan License Agreement and Global License Agreement shall continue in effect until terminated by either party in accordance with the respective agreement.

With respect to the license agreements, Amgen will record the upfront payments into income ratably over the estimated period of Amgen’s continuous obligations to Takeda, which Amgen anticipates will be approximately 20 years, and the benefit of each year’s research and development cost recovery will be recorded as the related expenses are incurred.

Under the terms of the Purchase Agreement, Takeda will acquire all of the issued and outstanding shares of Amgen K.K., Amgen’s subsidiary in Japan. Takeda will pay to Amgen the net asset value of Amgen K.K. as of the closing date, which shall exclude certain assets to be transferred out of Amgen K.K. The purchase is expected to close on or before March 31, 2008.

In a press issued on February 3, 2008, Amgen announced its entry into the Japan License Agreement, the Global License Agreement and the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated February 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

By:	/s/ Robert A. Bradway
Robert A. Bradway Executive Vice President and Chief Financial Officer

Date: February 3, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 3, 2008.

5